EXHIBIT 99.1

Contact:

Shengkai Innovations, Inc.
Jeffrey T. Roney
Email: jeffrey.roney@shengkai.com
Phone : (434) 531 4146

Shengkai Appoints Jeffrey T. Roney as Vice President, Investor Relations/Business Development

Tianjin, China – May 14, 2009 – Shengkai Innovations, Inc. (OTC BB: SKII) (“Shengkai” or the “Company”), a leading industrial ceramic valve supplier in the People’s Republic of China (“PRC”), today announced the appointment of Mr. Jeffrey Roney as the Company’s Vice President, Investor Relations/Business Development. His responsibilities include overseeing the overall corporate finance and investor relations functions of the Company.

Mr. Roney, is a seasoned executive with 24 years of experience in accounting, finance, capital markets, and business development. He has substantial experience in emerging markets.  For the last 18 years he has owned and operated Roney Capital Partners, a privately held investment management and financial consulting company located in Virginia.

Mr. Roney started his career with Honeywell Federal Systems Division from 1984 until 1986, developing new business opportunities within the Department of Defense. Mr. Roney received a BS/BA in Accounting from the American University and an MBA from Babson College.

Mr. Roney will be based in Charlottesville, VA and reports directly to Chen Wang, Chief Executive Officer of Shengkai.

"We are pleased to welcome Mr. Roney as our Vice President of Investor Relations/Business Development," said Mr. Wang.  "His extensive background in financial advisory and forecasting, his accomplishments in raising the public profile of companies, and his relationships with Wall Street will be a tremendous resource for Shengkai. Moreover, we believe that Mr. Roney will prove to be a valuable asset in our efforts to increase communication with our investor base in the United States.”

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company’s industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer that is able to produce large-sized ceramic valves with calibers of 150mm or more. The Company’s product portfolio includes a broad range of valves that are sold throughout the PRC, to North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 300 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company’s ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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